UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2011

AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Iowa	001-31911	42-1447959
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6000 Westown Parkway, West Des Moines, Iowa 50266
(Address of Principal Executive Offices)  (Zip Code)

(515) 221-0002
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On January 27, 2011, the Company entered into a Memorandum of Understanding to settle Stephens v. American Equity Investment Life Insurance Company, et. al., a class action lawsuit pending in the San Luis Obispo Superior Court, California.  As previously disclosed, the lawsuit was filed on November 29, 2004, on behalf of a class of individuals who are California residents and who either purchased their annuity from us through a co-defendant marketing organization or who purchased one of a defined set of particular annuities issued by us.  American Equity denies liability for the claims asserted by the class, but has determined that it is in the best interest of all policyholders, agents, shareholders and American Equity to resolve the dispute.

The settlement, which is subject to court approval, will provide a total settlement benefit of $36 million to past and present policyholders who are members of the class. In addition, American Equity has agreed not to oppose an application by plaintiffs’ counsel for attorneys’ fees up to $11 million, litigation expenses up to $950,000, and incentives of $25,000 each for the two class representatives, and will pay up to those amounts if they are awarded by the Court.  The net cost of the settlement (after related reductions in amortization of deferred sales inducements and deferred policy acquisition costs and income taxes) will be included in the Company’s consolidated financial statements for the year ended December 31, 2010.  The net cost of the settlement is currently estimated to be approximately $27.4 million.  The settlement will also be included in American Equity Investment Life Insurance Company’s December 31, 2010 statutory Annual Statement and is currently expected to reduce its Company Action Level Risk-Based Capital ratio by 6 – 8 percentage points.

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2011	AMERICAN EQUITY INVESTMENT
LIFE HOLDING COMPANY

	By:	/s/ John M. Matovina
	Name:	John M. Matovina
	Title:	Chief Financial Officer and Treasurer